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                                                             EXECUTION COPY
                                                             --------------

                              SHAREHOLDER AGREEMENT


               AGREEMENT (this "Agreement"), dated August 23, 1994, by and among GRR, Inc., a Delaware corporation ("Parent"), GRR Acquisition Corp., a New York corporation ("Purchaser") , and HM Holdings, Inc., a Delaware corporation ("HMH")

                                    RECITALS

               A. Parent, Purchaser and Ground Round Restaurants, Inc., a New York corporation (the "Company"), are concurrently entering into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement") which provides, among other things, that Purchaser will merge with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in the Merger Agreement.

               B. As a condition to the willingness of Parent and Purchaser to enter into the Merger Agreement, HMH has agreed to grant Parent and Purchaser an option to purchase all of the shares of the Company's common stock, par value $.16-2/3 per share (the "Common Stock"), owned by it (the "Option Shares") and an irrevocable proxy with respect to such Option Shares, upon the terms and subject to the conditions of this Agreement.

     The parties therefore agree as follows:

               1.   Grant of Option.  HMH hereby grants to Parent and
                    ---------------
     Purchaser an option (the "Option") to purchase all of the Option Shares in the manner and circumstance and at the purchase price set forth in Sections 2 and 3 of this Agreement.

               2.   Exercise of Option.
                    ------------------
               (a) The Option may be exercised by Parent or Purchaser in whole (but not in part) at any time after (x) the Merger Agreement has been terminated pursuant to Section 6.1(g) thereof and (y) the fair market value of the consideration with respect to the Qualifying Acquisition Proposal (as such term is defined in the Merger Agreement) is or becomes less than or equal to $10.50 per share (adjusted to reflect any change in the issued and outstanding Common Stock by reason of any stock dividend, split-up, recapitalization, merger or other change in the corporate or capital structure of the Company). The "fair market

















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     value" shall mean for non-cash consideration (x) in the event of publicly traded securities, the average closing price for the 10 trading days prior to the announcement of the Qualifying Acquisition Proposal and (y) otherwise as determined by the Company's financial advisor.

               (b) As long as this Agreement and the GSB Agreement (as defined below) remain in full force and effect, Parent and Purchaser
     (i) may not exercise the Option without also exercising the option granted to Parent and Purchaser pursuant to that certain Shareholder Agreement, dated the date hereof, among Parent, Purchaser and GSB Holdings, Inc., a Delaware corporation (the "GSB Agreement") and (ii) may not terminate this Option without also terminating the option granted pursuant to the GSB Agreement.

               (c) In the event Parent or Purchaser wishes to exercise the Option, Parent or Purchaser shall send a written notice to HMH stating that Parent or Purchaser intends to purchase the Option Shares from HMH and specifying the place, date and time (but not later than 10 business days from the date such notice is given) for the closing of such purchase. Parent's or Purchaser's obligation to purchase and pay for Option Shares upon the exercise of the Option are subject to (i) the truth and correctness in all material respects of HMH's representations and warranties contained in this Agreement as of the date specified for the closing of such purchase as though then made,
     (ii) the compliance by HMH in all material respects with each covenant and agreement made by HMH in this Agreement and (iii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "Hart-Scott Act"). HMH's obligation to sell and deliver Option Shares upon exercise of the Option is subject to (i) the expiration or termination of any applicable waiting period under the Hart-Scott Act, (ii) the truth and correctness of the representation made in Section 5(e) and
     (iii) the compliance by Parent and Purchaser with their covenant and agreement in Section 2(b). Upon 5 business days prior written notice by Parent or Purchaser, HMH shall promptly take all action required to effect all necessary filings by HMH under the Hart-Scott Act.

               (d) In the event Parent or Purchaser acquires the Option Shares and the Qualifying Acquisition Proposal is not consummated, Parent and Purchaser agree, for the benefit of the Company's shareholders, to use their best efforts to consummate a merger with the Company, or other similar transaction (on terms substantially similar to the Merger Agreement), as soon as practicable thereafter which results in all shareholders (other

























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     than Parent and Purchaser) receiving consideration of not less than
     $9.00 per share in cash (adjusted to reflect any change in the issued and outstanding Common Stock by reason of any stock dividend, split-up, recapitalization, merger or other change in the corporate or capital structure of the Company).

               3.   Purchase of Option Shares.  At the closing under
                    -------------------------
     Section 2(c) of this Agreement, HMH shall deliver to Parent or Purchaser the certificate or certificates representing the number of Option Shares being purchased in proper form for transfer, and Parent or Purchaser will purchase such Option Shares at a price of $9.00 per Option Share in cash (the "Exercise Price"). Any payment made by Parent or Purchaser pursuant to this Agreement shall be made by Parent or Purchaser by wire transfer of immediately available funds to an account designated by HMH.

               4.   Certain Option Adjustments.  In the event of any change
                    --------------------------
     in the issued and outstanding shares of Common Stock by reason of any stock dividend, split-up, recapitalization, merger or other change in the corporate or capital structure of the Company, Parent or Purchaser shall be entitled to receive, upon exercise of the Option and upon payment of the applicable Exercise Price, the stock or other securities, cash or property which HMH received or is entitled to receive as a consequence of such change.

               5.   Representations and Warranties of Parent and Purchaser.
                    -------------------------------------------- ---------
     Parent and Purchaser hereby represent and warrant to HMH that (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power to enter into and perform this Agreement; (b) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has the requisite corporate power to enter into and perform this Agreement;
     (c) this Agreement has been duly authorized by all necessary corporate action on the part of Parent and Purchaser; (d) Parent and Purchaser are not subject to or obligated under any provision of (i) their respective certificate of incorporation or by-laws, (ii) any contract,
     (iii) any license, franchise or permit; or (iv) any law, regulation, order, judgment or decree, which would be breached or violated by its execution, delivery and performance of this Agreement and the consummation by it of the transactions contemplated hereby; (d) other than in connection with or in compliance with the provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Hart-Scott Act and the securities or blue sky laws of the various states, no authorization, consent or approval of, or filing with, any public




















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     body, court or authority is necessary on the part of Parent or
     Purchaser for the consummation by Parent and Purchaser of the trans-actions contemplated by this Agreement; and (e) Parent and Purchaser will not dispose of any acquired Option Shares in contravention of the Securities Act of 1933, as amended, or any applicable state securities laws. Such representations and warranties shall be deemed to be made again upon and as of the date of the closing under Section 2 of this Agreement.

               6.   Representations and Warranties of HMH; Restriction on
                    -----------------------------------------------------
     Transfer.  HMH represents and warrants to Parent and Purchaser that
     --------
     (a) HMH is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power to enter into and perform this Agreement, (b) this Agreement has been duly authorized by all necessary corporate action on the part of HMH, (c) HMH is not subject to or obligated under any provision of (i) its certificate of incorporation or by-laws, (ii) any contract,
     (iii) any license, franchise or permit or (iv) any law, regulation, order, judgment or decree which would be breached or violated by its execution, delivery and performance of this Agreement and the consummation by it of the transactions contemplated hereby; (d) other than in connection with or in compliance with the provisions of the Exchange Act and the Hart-Scott Act, no authorization, consent or approval of, or any filing with, any public body or authority is necessary for consummation by HMH of the transactions contemplated by this Agreement; (e) when delivered by HMH to Parent or Purchaser upon exercise of the Option, good, legal and valid title in and to the Option Shares will be vested in Parent or Purchaser, free and clear of any claims, liens, encumbrances, security interests and charges of any nature whatsoever except for any liens, claims or encumbrances which may attach thereto by virtue of any contract, agreement or arrangement to which Purchaser or Parent may be a party; and (f) the Option Shares constitute all of the shares of the Company over which HMH possesses dispositive or voting power. Such representations and warranties shall be deemed to be made again upon and as of the date of the closing under Section 2 of this Agreement. Until and unless this Agreement has been terminated, HMH shall not sell, exchange, pledge, encumber or otherwise transfer or dispose of, or agree to sell, exchange, pledge, encumber or otherwise transfer or dispose of, any Option Shares beneficially owned by HMH, or any interest therein, except transfers to Parent and Purchaser upon exercise of the Option or pursuant to the Merger Agreement.

               7.   Voting Agreement.  HMH shall vote, or cause to be
                    ----------------
     voted, all Option Shares held by it as follows:






















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               (a)  in favor of the Merger at the Special Meeting (as such term is defined in the Merger Agreement; and

               (b) in the manner specified by Parent or Purchaser from time to time with respect to any other matter which, in Parent's or Purchaser's reasonable judgment, may contradict any provision of this Agreement or the Merger Agreement or may make it more difficult for or less desirable to Parent and Purchaser to consummate the Merger or may delay or hinder the consummation of the Merger; provided, however, that HMH shall not vote against a
                      --------
          Qualifying Acquisition Proposal unless Parent or Purchaser first exercises the Option and has tendered to HMH the Exercise Price thereof.

               8.   Irrevocable Proxy.  Additionally, HMH hereby appoints
                    -----------------
     Parent and Purchaser and the proper officers of each of Parent and Purchaser with full power of substitution in the premises, its proxies to vote all Option Shares at the Special Meeting as provided above, and hereby appoints Parent and Purchaser and the proper officers of Parent and Purchaser, with full power of substitution in the premises, its true and lawful attorneys-in-fact to execute one or more consents or other instruments from time to time in order to take such actions informally without the necessity of a meeting of the shareholders of the Company (to the extent permitted by law and the Company's certificate of incorporation and bylaws); provided, however, that
                                               --------
     Parent or Purchaser may not use the proxy granted herein to vote against a Qualifying Acquisition Proposal unless Parent or Purchaser first exercises the Option and has tendered to HMH the Exercise Price thereof.

               The proxy and power of attorney granted herein shall be
               -------------------------------------------------------
     irrevocable during the term of this Agreement, shall be deemed to be
     --------------------------------------------------------------------
     coupled with an interest and shall revoke all prior proxies granted by
     ----------------------------------------------------------------------
     HMH.
     ---
               During the term of this Agreement, HMH shall not grant any
               ----------------------------------------------------------
     proxy to any person which conflicts with the proxy granted herein and
     ---------------------------------------------------------------------
     any attempt to do so shall be void.
     ----------------------------------
               9.   Expenses.  All costs and expenses incurred in
                    --------
     connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

               10.  Non-Solicitation.  HMH shall immediately cease, and
                    ----------------
     cause each of its subsidiaries, representatives, agents, advisors and affiliates to terminate any existing activities, discussions or
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     other than Parent and Purchaser with respect to any Alternative
     Transaction (as defined in the Merger Agreement) or the sale or assignment of any Option Shares (an "Option Share Disposition"); and HMH shall not, and shall cause each of its subsidiaries, officers, directors, representatives, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or furnish any non-public information relating to or participate in any negotiations or discussions concerning, any Acquisition Proposal (as defined in the Merger Agreement) or any Option Share Disposition. HMH shall notify Parent and Purchaser promptly if any Acquisition Proposal is received by, or any such negotiations or discussions are sought to be initiated with, HMH or any of its subsidiaries or, to the best of HMH's knowledge, any of its affiliates regarding an Acquisition Proposal or an Option Share Disposition; provided, however, that this
                                              --------
     Section 10 shall not restrict any individual who is a designee of HMH on the Company's Board of Directors from taking any action in his capacity as a director of the Company.

               11.  Amendment; Assignment.  This Agreement may not be
                    ---------------------
     modified, amended, altered or supplemented except by a writing signed by Parent, Purchaser and HMH. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto, except that the rights and obligations of Parent and Purchaser hereunder may be assigned by Parent and Purchaser to any of their affiliates, but no such transfer shall relieve Parent and Purchaser of its obligations hereunder if such transferee does not perform such obligations.

               12.  Notices.  All notices, requests, claims, demands and
                    -------
     other communications hereunder shall be in writing and shall be given (and, except as otherwise provided in this Agreement, shall be deemed to have been duly given if so given) if delivered in person, by cable, telegram or telex, or sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

               If to HMH:

                    HM Holdings, Inc.
                    99 Wood Avenue South
                    Iselin, New Jersey  08830
                    Attention:  General Counsel


























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               If to Parent or Purchaser:

                    GRR Acquisition Corp.
                    c/o 399 Ventures, Inc.
                    399 Park Avenue
                    New York, New York  10022
                    Attention:  Harold O. Rosser


               with a copy to:

                    Kirkland & Ellis
                    Citicorp Center
                    153 East 53rd Street
                    New York, New York  10022
                    Attention:  Kirk A. Radke, Esq.

     or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

               13.  Counterparts.  This Agreement may be executed in two or
                    ------------
     more counterparts, each of which shall be deemed to be an original, but each of which together shall constitute one and the same document.

               14.  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND
                    -------------
     CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

               15.  Specific Performance.  The parties hereto agree that if
                    --------------------
     any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall (without the posting of bond or other security), be entitled to obtain from any court of competent jurisdiction specific performance of the terms hereof, in addition to any other remedy at law or equity.

               16.  Binding Effect.  This Agreement shall be binding upon,
                    --------------
     inure to the benefit of, and be enforceable by the successors and assigns of the parties hereto. Nothing expressed or referred to in this Agreement is intended or shall be construed to give any person other than the parties to this Agreement, or their respective successors or assigns, any legal or equitable right, remedy or claim under or in respect of this




















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     Agreement or any provision contained herein other than with respect to
     Section 2(d).

               17.  Entire Agreement.  This Agreement constitutes the
                    ----------------
     entire agreement between the parties hereto with respect to the subject matter hereof.

               18.  Termination.  This Agreement shall terminate on the
                    -----------
     first to occur of (i) the Expiration Date (as defined in the Merger Agreement), (ii) the date when all the Option Shares are purchased,
     (iii) the date when a Qualifying Acquisition Proposal is consummated pursuant to which all of the Company's shareholders shall become entitled to receive consideration the fair market value of which exceeds $10.50 per share (adjusted to reflect any stock dividend, split-up, recapitalization, merger or other change in the corporate or capital structure of the Company), (iv) the valid termination of the Merger Agreement pursuant to Section 6.1(a), 6.1(b) (provided that
                                                          --------
     Parent or Purchaser is not contesting or disputing such termination or if Parent or Purchaser is so contesting or disputing such termination, the date such adjudication is completed), 6.1(c), 6.1(d), 6.1(e) (as long as HMH has not breached its obligations pursuant to Section 7 or
     Section 8 hereof), 6.1(f) or 6.1(h), and (v) if after exercise of the Option, Parent or Purchaser does not tender the Exercise Price to HMH on the date specified pursuant to Section 2(c), such date. In the event of the termination of this Agreement, this Agreement shall forthwith become void and there shall be no liability on the part of Parent, Purchaser or HMH under this Agreement, except that no such termination shall affect any party's obligations if prior to such termination, Parent or Purchaser has exercised the Option and has tendered to HMH the Exercise Price thereof.

               19.  Severability.  If any term, provision, covenant or
                    ------------
     restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

               20.  Further Assurances.  HMH will, upon the request of
                    ------------------
     Parent or Purchaser, execute and deliver such documents and take such action reasonably deemed by Parent or Purchaser to be necessary or desirable to more effectively complete and evidence the sale and transfer of Option Shares purchased by Parent or Purchaser pursuant to this Agreement.





















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               21.  Miscellaneous.  The headings contained in this
                    -------------
     Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections, subsections and clauses refer to Sections, subsections and clauses of this Agreement unless otherwise stated.

                                    * * * * *






























































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                              SHAREHOLDER AGREEMENT


                                 Signature Page
                                 --------------

               IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.


                                  GRR, INC.


                                  By:/s/ Joseph Silvestri
                                     ---------------------------
                                  Name:  Joseph Silvestri
                                  Title: Vice President


                                  GRR ACQUISITION CORP.


                                  By:/s/ Joseph Silvestri
                                     ---------------------------
                                  Name:  Joseph Silvestri
                                  Title: Vice President


                                  HM HOLDINGS, INC.


                                  By:/s/ George H. Hempstead, III
                                     ----------------------------
                                  Name:  George H. Hempstead, III
                                  Title: Vice President





























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